Exhibit 99.1

tw telecom Reports Third Quarter 2011 Results

– Grew revenue 7.5% and M-EBITDA 8.2% for the quarter on a year over year basis –

– Achieved 36.3% M-EBITDA margin for the quarter –

– More fiber-connected building additions in first three quarters of 2011 than all of 2010 –

LITTLETON, Colo. – November 7, 2011 – tw telecom inc. (NASDAQ: TWTC), a leading national provider of managed services, including Business Ethernet, converged and VPN solutions to enterprises across the U.S. and globally, today announced its third quarter 2011 financial results, including $344.5 million of revenue, $125.0 million of Modified EBITDA1 (“M-EBITDA”), $23.2 million of levered free cash flow3 and net income of $14.6 million.

“We’re pleased that we’ve driven increased revenue growth, greater Modified EBITDA and higher Unlevered Free Cash Flow2 than last year,” said Larissa Herda, tw telecom’s Chairman, CEO and President. “Delivering on any one of those metrics is an accomplishment, but growing all three as we invest for the future, demonstrates the strength of our model and our execution. Over the past year and a half we’ve deployed numerous products and features to meet our customers’ rapidly changing requirements, and this quarter we introduced the first phase of our Intelligent Network offering. Our product investments are paying off and we plan to further invest in additional innovative capabilities to deliver faster, better, and easier network solutions to serve our customers’ dynamic needs.”

Highlights for the quarter

•	Grew total revenue 1.8% sequentially and 7.5% year over year

•	Grew enterprise revenue 3.0% sequentially and 10.0% year over year

•	Grew data and Internet revenue 4.1% sequentially and 18.6% year over year, driven primarily by a 27.5% increase year over year in strategic Ethernet and VPN-based products

•	Grew M-EBITDA 1.5% sequentially and 8.2% year over year and delivered 36.3% M-EBITDA margin

•	Achieved $0.10 basic Earnings Per Share

•	Delivered $23.2 million of levered free cash flow, representing 6.7% of revenue

•	Maintained significant cash, equivalents and short term investments of $469.1 million, while returning $34.6 million to shareholders in the form of share repurchases

Business Trends

“Our ongoing comprehensive performance and results put us in a strong financial position,” said Mark Peters, tw telecom’s Executive Vice President and Chief Financial Officer. “This strength provides us the flexibility in our capital allocation plans to invest in the business for organic growth, return value to our investors via share repurchases and consider strategic initiatives. We’ve put ourselves in a strong position to invest in multiple initiatives simultaneously without having to limit ourselves to one option. Our investment initiatives, including new products and capabilities, our enhanced network platform and growth in our customer service related headcount, are focused on further differentiating us from the competition and enabling ongoing growth.”

Operational Metrics

Revenue churn4 was 1.0% for the current quarter, up from 0.9% in the prior quarter and down from 1.1% for the same quarter last year. As a component of revenue churn, revenue lost from customers fully disconnecting service was 0.3% for both the current quarter and the same quarter last year, and 0.2% for the prior quarter, indicative of a loyal customer base, strong customer experience strategy and competitive product portfolio.

The Company ended the third quarter with approximately 27,400 customers. Customer churn4 was 1.0% for the current quarter, prior quarter and the same quarter last year. The Company ended the third quarter with approximately 27,000 fiber route miles (of which approximately 20,000 were metro miles).

Capital Expenditures

Capital expenditures were $86.0 million for the quarter compared to $90.9 million for the prior quarter and $77.8 million for the same period last year. The sequential decrease was due to certain strategic fiber expansions in the prior quarter that did not recur. The increase over the same quarter last year primarily reflects a higher level of success-based investments in the current quarter for connectivity to wireless providers and managed services.

For the full year, the Company expects capital investments of $340 to $350 million. The Company expects the mix of success-based and strategic investing in 2011 to be similar to 2010, with quarterly fluctuations in the timing of initiatives.

Other Trends

The Company continues to expect business fluctuations to impact sequential trends in revenue, margins and cash flow. This includes the timing, as well as any seasonal nature of sales and installations5, usage, rate changes, taxes and fees, disputes, repricing for contract renewals and fluctuations in revenue churn, expenses and capital expenditures.

The Company recorded a higher effective tax rate in 2011 than in 2010 as the prior year included a reversal of a valuation allowance for its deferred tax assets. The Company expects an effective tax rate of approximately 45% for the year. Due to its net operating loss carry forwards and bonus depreciation, the Company expects that cash taxes will not be materially different in 2011 than in 2010.

Technical Amendment

The Company today announced that it will amend its Form 10-K filing for 2010 and the subsequent Form 10-Q filings for the first and second quarter of 2011, to reflect a retroactive financial statement adjustment as a result of applying a technical reinterpretation of accounting guidance to a deferred tax asset recorded as of 2001. This had no impact to cash, revenue, Modified EBITDA, Levered Free Cash Flow, or net cash provided by operating activities, in any period. The non-cash cumulative net impact to the December 31, 2010 financial statements included an $18.2 million reduction of the Company’s deferred tax asset and stockholders’ equity, which is expected to reverse in the future, and there was no cumulative net impact to net income. Further details are provided in the Company’s Current Report on Form 8-K.

Year over Year Results – Third Quarter 2011 compared to Third Quarter 2010

Revenue

Revenue for the quarter was $344.5 million compared to $320.3 million for the third quarter last year, representing a year over year increase of $24.2 million, or 7.5%. Revenue grew primarily due to ongoing strong enterprise revenue growth. Key changes in revenue included:

•	$24.4 million increase in revenue from enterprise customers, or 10.0% year over year, driven primarily by data and Internet services and an increase in certain taxes and fees

•

$0.5 million increase in revenue from carriers, primarily due to Ethernet services provided to wireline and wireless carriers to serve their end users, offset by churn and repricing for contract renewals

•	$0.7 million decrease in intercarrier compensation primarily due to a decrease in minutes of use and rates

By product line, the percentage change in revenue year over year was as follows:

•

18.6% increase for data and Internet services, primarily due to continued success with Ethernet and IP-based products. Data and Internet represents 48% of revenue for the quarter compared to 43% a year ago

•

3.6% decrease in network services, primarily reflecting churn and repricing for contract renewals largely in transport services, which outpaced growth in high capacity and colocation services, and an increase in certain taxes and fees

•	2.7% increase in voice service reflecting sales of converged and other voice solutions, and a related increase in certain taxes and fees, partially offset by churn and lower usage revenue

M-EBITDA and Margins

M-EBITDA grew to $125.0 million for the quarter, an increase of 8.2%, from the same period last year, primarily reflecting the contribution from revenue growth. M-EBITDA margin for the quarter was 36.3% as compared to 36.1% for the same period last year.

Operating costs for the quarter grew year over year, primarily due to increased network access costs, certain taxes and fees and employee costs, partially offset by a decrease in franchise fee expense. Operating costs as a percent of revenue were 41.9% for the quarter and 41.6% for the same period last year. Modified gross margin6 was 58.3% in the current quarter compared to 58.7% in the same period last year largely driven by increased network access costs, taxes and fees and employee costs. These increased costs were primarily to support higher revenue growth particularly for new product offerings.

The Company utilizes a fully burdened modified gross margin, including network costs, and personnel costs for customer care, provisioning, network maintenance, technical field and network operations, excluding non-cash stock-based compensation expense, net of costs capitalized for labor and overhead on capital projects.

Selling, general and administrative costs (“SG&A”) increased year over year primarily reflecting an increase in employee costs, including increased commissions, headcount and other employee costs. SG&A costs as a percent of revenue improved to 23.8% for the quarter from 24.5% for the same period last year as a result of revenue growth which outpaced growth in these costs.

Net Income

The Company reported growth of 38.5% in pre-tax income to $25.5 million in the current quarter from $18.4 million in the same period last year. This increase was primarily driven by M-EBITDA growth slightly offset by higher interest expense.

Net income was $14.6 million for the quarter, compared to $16.1 million for the same period last year. Net income was impacted primarily by M-EBITDA growth and an increase in income tax expense associated with a higher effective tax rate.

Sequential Results – Third Quarter 2011 compared to Second Quarter 2011

Revenue

Revenue for the quarter was $344.5 million, as compared to $338.4 million for the second quarter of 2011, an increase of $6.1 million, or 1.8%, representing the 28th consecutive quarter of sequential growth. Revenue grew primarily due to enterprise revenue. Key changes in revenue included:

•	$7.7 million increase in enterprise revenue, representing 3.0% sequential growth driven primarily by data and Internet services and an increase in certain taxes and fees

•

$1.7 million decrease in revenue from carrier customers, reflecting churn and repricing for contract renewals, primarily in network services, which outpaced Ethernet services provided to wireline and wireless carriers to serve their end users

By product line, the percentage change in revenue sequentially was as follows:

•	4.1% increase for data and Internet services, primarily due to continued success with Ethernet and IP-based product sales

•

2.3% decrease in network services, primarily reflecting churn and repricing for contract renewals largely in transport services, which outpaced growth in high capacity and colocation services and an increase in certain taxes and fees

•

1.9% increase in voice service reflecting sales of converged and other voice solutions, a related increase in certain taxes and fees, and an increase in favorable settlements, partially offset by churn

M-EBITDA and Margins

M-EBITDA was $125.0 million for the quarter, an increase of 1.5% from the prior quarter, primarily reflecting contribution from revenue growth. M-EBITDA margin was 36.3% for the quarter compared to 36.4% for the prior quarter.

Operating costs increased primarily reflecting higher network access, employee and utility costs. Operating costs were 41.9% of revenue for the quarter and 41.7% for the prior quarter. Modified gross margin for the quarter was 58.3% compared to 58.4% in the prior quarter.

SG&A costs increased primarily reflecting the impact of increased sales commissions resulting from higher installations. SG&A was 23.8% of revenue for the quarter and 23.9% for the prior quarter.

Net Income

The Company reported net income of $14.6 million for the quarter, compared to $14.3 million in the prior quarter, a 2.0% sequential increase which primarily reflected M-EBITDA growth.

tw telecom plans to conduct a webcast conference call to discuss its earnings results on November 8, 2011 at 9:00 a.m. MST (11:00 a.m. EST). To access the webcast and the financial and other information to be discussed in the webcast, visit www.twtelecom.com under “Investor Relations.”

Investor Relations:	Media Relations:
Carole Curtin 303 566-1000	Bob Meldrum 303 566-1354
carole.curtin@twtelecom.com	bob.meldrum@twtelecom.com

(1)

The Company uses a modified definition of EBITDA to eliminate certain non-cash and non-operating income or charges to earnings to enhance the comparability of its financial performance from period to period. Modified EBITDA (or “M-EBITDA”) is defined as net income or loss before depreciation, amortization, accretion, impairment charges and other income and losses, interest expense, debt extinguishment costs, interest income, income tax expense or benefit, cumulative effect of change in accounting principle, and non-cash stock-based compensation expense.

(2)

The Company defines unlevered free cash flow as Modified EBITDA less capital expenditures. Unlevered free cash flow is reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company’s website.

(3)

The Company defines levered free cash flow as Modified EBITDA less capital expenditures and net interest expense from operations (but excludes debt extinguishment costs, non-cash interest expense and deferred debt costs). Levered free cash flow is reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company’s website.

(4)

The Company defines revenue churn as the average lost recurring monthly billing for the period from a customer’s partial or complete disconnection of services (excluding repricing impacts and usage) compared to reported revenue for the period. Customer churn is defined as the average monthly customer turnover for the period compared to the average monthly customer count for the period.

(5)	Installations reflect services from signed customer sales that are installed and recognized as revenue from the date of installation.
(6)	The Company defines modified gross margin as total revenue less operating costs excluding non-cash stock-based compensation expense.

Financial Measures

The Company provides financial measures using U.S. generally accepted accounting principles (“GAAP”) as well as adjustments to GAAP measures to describe its business trends, including Modified EBITDA. Management believes that its definition of Modified EBITDA (see above) is a standard measure of operating performance and liquidity that is commonly reported and widely used by analysts, investors, and other interested parties in the telecommunications industry because it eliminates many differences in financial, capitalization, and tax structures, as well as non-cash and non-operating income or charges to earnings. Modified EBITDA is not intended to replace operating income (loss), net income (loss), cash flow, and other measures of financial performance and liquidity reported in accordance with GAAP. Management uses Modified EBITDA internally to assess on-going operations and it is the basis for various financial covenants contained in the Company’s debt agreements and for operating performance and liquidity. Modified EBITDA is reconciled to Net Income (Loss), the most comparable GAAP measure for operating performance within the Consolidated Operations Highlights and in the supplemental information posted on the Company’s website. Modified EBITDA, as a measure of liquidity, is also reconciled to Net Cash provided by operating activities on the Company’s website.

In addition, management uses unlevered and levered free cash flow, which measure the ability of M-EBITDA to cover capital expenditures. The Company uses these cash flow definitions to eliminate certain non-cash costs. Levered and unlevered free cash flow are reconciled to Net Cash provided by operating activities and also to Modified EBITDA in the supplemental information posted on the Company’s website. The Company also provides an adjustment to the measure gross margin by eliminating the impact of non-cash stock-based compensation expense. Management uses modified gross margin internally to assess on-going operations. Modified gross margin is reconciled to gross margin in the financial tables.

Forward Looking Statements

The statements in this press release and related conference call concerning the outlook for 2011 and beyond, including statements regarding product and platform plans, growth prospects, market opportunities, sales momentum, ongoing momentum in the business, expected revenue by product line, operational improvements, customer opportunities, network capabilities, sales and installations timing, demand, revenue growth, margins, service disconnections, churn, business trends and fluctuations, seasonality, taxes, the expected reversal of certain accounting entries related to the Company’s deferred tax asset and expected capital expenditures are forward-looking statements that reflect management’s views with respect to future events and financial performance. These statements are based on management’s current expectations and are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from those in the forward looking statements include the risks disclosed in the Company’s SEC filings, especially the section entitled “Risk Factors” in its 2010 Annual Report on Form 10-K and in its subsequent quarterly reports on Form 10-Q. tw telecom undertakes no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About tw telecom

tw telecom, headquartered in Littleton, Colo., provides managed network services, specializing in converged services, Ethernet and data networking, Internet access, local and long distance voice, VPN, VoIP and network security, to enterprise organizations and communications services companies throughout the U.S. including their global locations. As a leading provider of integrated and converged network solutions, tw telecom delivers customers overall economic value, quality service, and improved business productivity. For more information please visit www.twtelecom.com.

tw telecom inc.

Consolidated Operations Highlights

(Dollars in thousands)

Unaudited (1)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2011	2010	Growth %	2011	2010	Growth %
					(2)
Revenue
Data and Internet services	$164,670	$138,838	18.6%	$475,025	$402,111	18.1%
Network services	86,878	90,151	-3.6%	265,287	269,699	-1.6%
Voice services	85,220	82,944	2.7%	251,880	250,979	0.4%

Service Revenue	336,768	311,933	8.0%	992,192	922,789	7.5%
Intercarrier compensation	7,688	8,361	-8.0%	23,192	25,565	-9.3%

Total Revenue	344,456	320,294	7.5%	1,015,384	948,354	7.1%

Expenses
Operating costs	144,161	133,237		425,141	394,411

Gross Margin	200,295	187,057		590,243	553,943
Selling, general and administrative costs	82,085	78,452		241,684	230,364
Depreciation, amortization, and accretion	70,940	71,612		210,757	217,030

Operating Income	47,270	36,993		137,802	106,549
Interest expense	(16,012)	(14,180)		(48,302)	(44,478)
Debt extinguishment costs	—	—		—	(17,070)
Non-cash interest expense and deferred debt costs	(5,918)	(5,454)		(17,445)	(15,846)
Interest income	126	209		443	438
Other income	—	825		—	825

Income before income taxes	25,466	18,393		72,498	30,418
Income tax expense (benefit) (2), (3)	10,873	2,314		30,979	(292,966)

Net Income	$14,593	$16,079		$41,519	$323,384

SUPPLEMENTAL INFORMATION TO RECONCILE MODIFIED GROSS MARGIN AND MODIFIED EBITDA
Gross Margin	$200,295	$187,057		$590,243	$553,943
Add back non-cash stock-based compensation expense	565	825		1,737	2,332

Modified Gross Margin	200,860	187,882	6.9%	591,980	556,275	6.4%

Selling, general and administrative costs	82,085	78,452		241,684	230,364
Add back non-cash stock-based compensation expense	6,248	6,102		19,357	18,301

Modified EBITDA	125,023	115,532	8.2%	369,653	344,212	7.4%

Non-cash stock-based compensation expense	6,813	6,927		21,094	20,633
Depreciation, amortization, and accretion	70,940	71,612		210,757	217,030
Net Interest expense	15,886	13,971		47,859	44,040
Debt extinguishment costs	—	—		—	17,070
Non-cash interest expense and deferred debt costs	5,918	5,454		17,445	15,846
Other Income	—	(825)		—	(825)
Income tax expense (benefit)	10,873	2,314		30,979	(292,966)

Net Income	$14,593	$16,079		$41,519	$323,384

Modified Gross Margin %	58.3%	58.7%		58.3%	58.7%

Modified EBITDA Margin %	36.3%	36.1%		36.4%	36.3%

Free Cash Flow:
Modified EBITDA	$125,023	$115,532	8.2%	$369,653	$344,212	7.4%
Less: Capital Expenditures	85,957	77,809	10.5%	256,094	243,726	5.1%

Unlevered Free Cash Flow	39,066	37,723	3.6%	113,559	100,486	13.0%
Less: Net interest expense	15,886	13,971	13.7%	47,859	44,040	8.7%

Levered Free Cash Flow	$23,180	$23,752	-2.4%	$65,700	$56,446	16.4%

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	See the press release narrative regarding a retroactive financial statement adjustment.
(3)	Includes a restated non-cash income tax benefit of $299.0 million for the nine months ended September 30, 2010, versus the $227.3 million previously reported.

tw telecom inc.

Consolidated Operations Highlights

(Dollars in thousands)

Unaudited (1)

	Three Months Ended
	Sept. 30 2011	Jun. 30 2011	Growth %
Revenue
Data and Internet services	$164,670	$158,168	4.1%
Network services	86,878	88,898	-2.3%
Voice services	85,220	83,636	1.9%

Service Revenue	336,768	330,702	1.8%
Intercarrier compensation	7,688	7,684	0.1%

Total Revenue	344,456	338,386	1.8%

Expenses
Operating costs	144,161	141,251

Gross Margin	200,295	197,135
Selling, general and administrative costs	82,085	80,784
Depreciation, amortization, and accretion	70,940	70,081

Operating Income	47,270	46,270
Interest expense	(16,012)	(16,030)
Non-cash interest expense and deferred debt costs	(5,918)	(5,815)
Interest income	126	174

Income before income taxes	25,466	24,599
Income tax expense	10,873	10,292

Net Income	$14,593	$14,307

SUPPLEMENTAL INFORMATION TO RECONCILE MODIFIED GROSS MARGIN AND MODIFIED EBITDA
Gross Margin	$200,295	$197,135
Add back non-cash stock-based compensation expense	565	584

Modified Gross Margin	200,860	197,719	1.6%

Selling, general and administrative costs	82,085	80,784
Add back non-cash stock-based compensation expense	6,248	6,249

Modified EBITDA	125,023	123,184	1.5%

Non-cash stock-based compensation expense	6,813	6,833
Depreciation, amortization, and accretion	70,940	70,081
Net Interest expense	15,886	15,856
Non-cash interest expense and deferred debt costs	5,918	5,815
Income tax expense	10,873	10,292

Net Income	$14,593	$14,307

Modified Gross Margin %	58.3%	58.4%

Modified EBITDA Margin %	36.3%	36.4%

Free Cash Flow
Modified EBITDA	$125,023	$123,184	1.5%
Less: Capital Expenditures	85,957	90,861	-5.4%

Unlevered Free Cash Flow	39,066	32,323	20.9%
Less: Net interest expense	15,886	15,856	0.2%

Levered Free Cash Flow	$23,180	$16,467	40.8%

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

tw telecom inc.

Highlights of Results Per Share

Unaudited (1) (2)

	Three Months Ended
	Sept. 30 2011	Jun. 30 2011	Sept. 30 2010
Weighted Average Shares Outstanding (thousands)
Basic	147,084	147,939	149,374

Diluted (2)	148,999	150,395	151,698

Basic Income per Common Share	$0.10	$0.09	$0.11

Diluted Income per Common Share	$0.10	$0.09	$0.10

	As of
	Sept. 30 2011	June 30, 2011	Sept. 30 2010
Common shares (thousands)
Actual Shares Outstanding	149,332	150,930	151,290

Unvested Restricted Stock Units and Restricted Stock Awards (thousands)	4,300	4,308	3,444

Options (thousands)
Options Outstanding	6,824	7,626	9,490

Options Exercisable	4,950	5,716	5,983

Options Exercisable and In-the-Money	1,533	4,365	3,410

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	Stock options, restricted stock units/awards and convertible debt subject to conversion, are excluded from the computation of diluted weighted average shares outstanding if inclusion would be anti-dilutive. See the Company’s SEC filings for more details.

tw telecom inc.

Condensed Consolidated Balance Sheet Highlights

(Dollars in thousands)

Unaudited (1)

	Sept. 30 2011	June 30, 2011	Sept. 30 2010
	(2)	(2)	(2)
ASSETS
Cash, equivalents, and short term investments	$469,093	$509,261	$507,458
Receivables	99,914	94,175	88,779
Less: allowance	(7,660)	(7,902)	(8,703)

Net receivables	92,254	86,273	80,076
Other current assets (2)	63,270	59,860	108,254
Property, plant and equipment	3,958,489	3,877,286	3,690,547
Less: accumulated depreciation	(2,541,885)	(2,481,951)	(2,346,622)

Net property, plant and equipment	1,416,604	1,395,335	1,343,925
Other Assets (2)	651,482	655,079	633,329

Total (2)	$2,692,703	$2,705,808	$2,673,042

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$66,356	$72,377	$67,988
Deferred revenue	41,724	41,311	36,889
Accrued taxes, franchise and other fees	68,708	68,828	67,801
Accrued interest	7,459	13,913	7,447
Accrued payroll and benefits	39,738	38,818	48,464
Accrued carrier costs	28,816	26,751	31,979
Current portion of debt and lease obligations	7,742	7,140	7,119
Other current liabilities	37,404	39,469	42,441

Total current liabilities	297,947	308,607	310,128
Long-Term Debt and Capital Lease Obligations
2 3/8% convertible senior debentures, due 4/1/2026	373,744	373,744	373,744
Unamortized Discount	(32,133)	(37,102)	(51,395)

Net	341,611	336,642	322,349
Floating rate senior secured debt - Term Loan B, due 1/7/2013	102,324	102,593	577,500
Floating rate senior secured debt - Term Loan B, due 12/30/2016	469,176	470,407	—
8% senior unsecured notes, due 3/1/2018	427,518	427,420	427,130
Capital lease obligations	16,594	15,268	15,617
Less: current portion	(7,742)	(7,140)	(7,119)

Total long-term debt and capital lease obligations	1,349,481	1,345,190	1,335,477
Long-Term Deferred Revenue	22,330	18,407	15,374
Other Long-Term Liabilities	33,636	32,568	31,271
Stockholders’ Equity (2)	989,309	1,001,036	980,792

Total (2)	$2,692,703	$2,705,808	$2,673,042

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	See the press release narrative regarding a retroactive financial statement adjustment.

tw telecom inc.

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)

Unaudited (1)

	Three Months Ended
	Sept. 30 2011	June 30, 2011	Sept. 30 2010
Cash flows from operating activities:
Net Income	$14,593	$14,307	$16,079
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and accretion	70,940	70,081	71,612
Deferred income taxes	10,426	9,871	647
Stock-based compensation	6,813	6,833	6,927
Amortization of discount on debt and deferred debt costs and other	5,887	5,792	4,616
Changes in operating assets and liabilities:
Receivables, prepaid expenses and other assets	(18,769)	(3,710)	(5,713)
Accounts payable, deferred revenue, and other liabilities	(13,965)	13,634	11,265

Net cash provided by operating activities	75,925	116,808	105,433

Cash flows from investing activities:
Capital expenditures	(84,491)	(90,327)	(77,809)
Purchase of investments	(97,572)	(55,004)	(34,446)
Proceeds from sale of investments	97,562	41,877	70,086
Other investing activities, net	3,886	1,581	(1,650)

Net cash used in investing activities	(80,615)	(101,873)	(43,819)

Cash flows from financing activities:
Net proceeds from issuance of common stock upon exercise of stock options and vesting of restricted stock awards and units	1,525	10,246	1,298
Purchases of treasury stock	(34,612)	(6,529)	(8,182)
Payment of debt and capital lease obligations	(1,713)	(1,636)	(1,847)

Net cash (used in) provided by financing activities	(34,800)	2,081	(8,731)

Increase (decrease) in cash and cash equivalents	(39,490)	17,016	52,883
Cash and cash equivalents at the beginning of the period	379,231	362,215	352,633

Cash and cash equivalents at the end of the period	$339,741	$379,231	$405,516

Supplemental disclosures cash, equivalents and short term investments
Cash and cash equivalents at the end of the period	$339,741	$379,231	$405,516
Short term investments	129,352	130,030	101,942

Total of cash, equivalents and short term investments	$469,093	$509,261	$507,458

Supplemental disclosures of cash flow information:
Cash paid for interest	$23,079	$10,172	$19,928

Cash paid for income taxes, net of refunds	$575	$2,469	$975

Addition of capital lease obligation	$1,466	$534	—

Supplemental information to reconcile capital expenditures:
Capital expenditures per cash flow statement	$84,491	$90,327	$77,809
Addition of capital lease obligation	1,466	534	—

Total capital expenditures	$85,957	$90,861	$77,809

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

tw telecom inc.

Selected Operating Statistics

Unaudited (1)

	Three Months Ended
	2010				2011
	Mar. 31	Jun. 30	Sept. 30	Dec. 31	Mar. 31	Jun. 30	Sept. 30
Operating Metrics:
Buildings (2)	11,909	12,276	12,693	13,230	13,742	14,311	14,872
Headcount
Total Headcount	2,887	2,901	2,932	2,975	2,985	3,071	3,065
Sales Associates	523	528	545	555	564	553	564
Customers
Total Customers	27,685	27,460	27,382	27,281	27,234	27,322	27,376

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	Reflects on-net buildings and ILEC Local Serving Offices (LSOs) directly served by the Company’s fiber network.